Exhibit 10(c)

AMENDMENT TO THE DEFERRED COMPENSATION PLAN

FOR DIRECTORS OF PARKER-HANNIFIN CORPORATION

Parker-Hannifin Corporation, an Ohio corporation (the “Company”), established this Deferred Compensation Plan for Directors (the “Plan”) for the purpose of permitting Directors to defer payment of some or all of their Fees. The Plan has been amended from time to time, and is now amended as of January 1, 2005 to reflect the requirements of the American Jobs Creation Act (the “Act”) as it relates to nonqualified deferred compensation programs. All deferrals that relate to periods of service ending prior to January 1, 2005 (“Old Deferrals”) shall continue to be subject solely to the terms of the Plan as in effect on December 31, 2004, and, if and to the extent necessary to avoid a material modification of the Plan under the terms of the Act, shall be considered to be maintained under a separate plan. Effective January 1, 2005, the Plan is amended as follows with respect to all deferrals that relate to periods of service or performance periods after December 31, 2004 that are subject to Section 409A of the Internal Revenue Code (“New Deferrals”):

1.	Sections 1 and 2 of Article II are hereby amended to permit a Participant to make a retroactive revocation of his deferral election with respect to compensation payable for services rendered in 2005, provided such election is made by March 15, 2005.

2.	Sections 1 and 2 of Article II are hereby amended to permit a Participant to make an irrevocable deferral election with respect to compensation payable for services rendered in 2005 by March 15, 2005 or such other date as is permitted by the Administrator in accordance with rules promulgated under the Act, provided that any such election shall only relate to amounts not earned as of the date of election.

3.	Section 1 of Article IV is hereby amended to require a Participant to elect a form of payment with respect to each year’s New Deferrals. A Participant may elect to change his payout election with respect to New Deferrals for 2005, provided that such election must be made any time prior to December 31, 2005 or such other date as is permitted by the Administrator in accordance with rules promulgated under the Act. In the event a Participant retired or terminated employment in 2005 without having made such an election, his New Deferrals for 2005 shall be paid out in accordance with the form of payment in effect with respect to his Old Deferrals.

4.	With respect to New Deferrals, the Plan shall be administered and construed consistent with the requirements of Section 409A of the Internal Revenue Code. Any provision of the Plan that would cause any amount that was intended to be a New Deferral to fail to be a New Deferral shall have no force and effect with respect to such amount. The Company reserves the right to further amend the plan and any elections made by Participants to the extent necessary and permitted under any further guidance promulgated under the Act. In all other respects the Plan is hereby ratified and affirmed.

EXECUTED in Cleveland , Ohio, this 29th day of December, 2005.

PARKER-HANNIFIN CORPORATION

By:	/s/ Thomas A. Piraino, Jr.
Title:	V.P., Gen Counsel & Secy.

And

By:	/s/ Timothy K. Pistell
Title:	Exec V.P.– Finance & Admin. & CFO